                                                                     EXHIBIT 2.1
                                                                     -----------

                           ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                          TYGART MOULDING CORPORATION
                                      AND
                          IVY-TYGART ACQUISITION CORP.

                               TABLE OF CONTENTS
                               -----------------

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                                                                            Page
                                                                            ----
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ARTICLE I - PURCHASE AND SALE OF ASSETS.....................................   1

     1.1.  Purchase and Sale of Assets......................................   1

     1.2.  Retained Assets..................................................   4

ARTICLE II - LIABILITIES....................................................   4

     2.1.  Assumed Liabilities..............................................   4
     2.2.  Retained Liabilities.............................................   4
     2.3.  Prorations.......................................................   6

ARTICLE III - PURCHASE PRICE AND OTHER CLOSING PAYMENTS.....................   6

     3.1.  Payment..........................................................   6
     3.2.  Allocation of Purchase Price.....................................   6
     3.3.  Adjustment of Purchase Price.....................................   7

ARTICLE IV - CLOSING........................................................   7

     4.1.  General..........................................................   7
     4.2.  Deliveries by Seller.............................................   7
     4.3.  Documents Delivered by Buyer.....................................   8

ARTICLE V - CONDITIONS TO CLOSING...........................................   8

     5.1.  Conditions to Buyer's Obligations................................   8
     5.2.  Conditions to Seller's Obligations...............................   9

ARTICLE VI - REPRESENTATIONS AND WARRANTIES.................................  10

      6.1.  Representations and Warranties of Seller........................  10
      6.2.  Representations and Warranties of Buyer.........................  16

ARTICLE VII - COVENANTS OF SELLER...........................................  17

     7.1.  Maintenance of Business..........................................  17
     7.2.  Maintenance of, and Access to, Records...........................  19
     7.3.  Covenant Not to Compete..........................................  20
     7.4.  Further Assurances...............................................  20
     7.5.  Disposition of Retained Liabilities..............................  20
     7.6.  No Solicitation..................................................  21
     7.7.  Change of Corporate Names........................................  22

ARTICLE VIII -COVENANTS OF BUYER............................................  22

     8.1.  Maintenance of, and Access to, Records...........................  22

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     8.2.  Regulatory Authorizations........................................  22
     8.3.  Further Assurances...............................................  22

ARTICLE IX - CERTAIN ADDITIONAL COVENANTS...................................  23

     9.1.  Press Releases...................................................  23
     9.2.  Bulk Transfer Laws...............................................  23

ARTICLE X - INDEMNIFICATION.................................................  23

     10.1.  Indemnification by Buyer........................................  23
     10.2.  Indemnification by Seller.......................................  24
     10.3.  Notice of Claim and Right to Participate In and
            Defend Third Party Claim........................................  25

ARTICLE XI - MISCELLANEOUS..................................................  26

     11.1.  Certain Definitions.............................................  26
     11.2.  Termination.....................................................  29
     11.3.  Amendments......................................................  30
     11.4.  Entire Agreement................................................  30
     11.5.  Governing Law...................................................  30
     11.6.  Notices.........................................................  30
     11.7.  Counterparts....................................................  31
     11.8.  Assignment......................................................  31
     11.9.  Waivers.........................................................  31
     11.10. Third Parties...................................................  31
     11.11. Construction....................................................  31
     11.12. Headings........................................................  32

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 12th day of November, 1996, by and between Tygart Moulding Corporation, a West Virginia corporation, (the "Seller"), and Ivy-Tygart Acquisition Corp., a Delaware corporation ("Buyer").


                                  WITNESSETH:
                                  ----------

          WHEREAS, following the acquisition of Ivy Industries Inc. by Seller, using a merger effective on April 30, 1993, the Seller is engaged in three businesses, one of which is its traditional business of manufacturing moulding, flooring and paneling from lumber and wood products at its plant in Beverly, West Virginia, which products are sold through a distribution network in West Virginia and contiguous states, and its other businesses are operated by the Ivy Industries division which manufactures finished picture mouldings and frames and finishes architectural mouldings and doors in Charlottesville, Virginia and wholesales these products throughout the United States as well as operating retail stores in Charlottesville, Richmond, Hampton, and Virginia Beach, Virginia under the trade name of Picture Parts (all of such businesses of Seller, including of its Ivy Industries division, hereinafter collectively the "Business");

          WHEREAS, Seller desires to sell all of the assets of the Business to Buyer; and

          WHEREAS, Buyer desires to purchase and acquire from Seller, upon the terms and subject to the conditions hereinafter set forth, all of the assets of the Business as herein detailed, in consideration of certain payments by Buyer and the assumption by Buyer of certain obligations of Seller specifically disclosed in this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, Buyer and Seller, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          1.1.  Purchase and Sale of Assets.  Seller shall sell, assign,
                ---------------------------
transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, rights and interests owned or used by Seller, wherever situated, as the same shall exist as of the Closing Date (as hereinafter defined), free and clear of any liability, obligation, undertaking, claim, suit, security interest, pledge, lien or encumbrance of any kind whatsoever, except for Permitted Liens (as hereinafter defined or as otherwise disclosed on the Schedules attached hereto (such assets, rights and interests being hereinafter collectively called the "Acquired Assets"), and including without limitation the following categories:

          (a) Cash and Securities.  All of Seller's cash on hand or deposit,
              -------------------
checks in process of collection, certificates of deposit, time deposits, deposits and advances from third parties, securities and similar items;

          (b) Inventory.  All of Seller's inventories which constitute part of
              ---------
the Business, including, without limitation, all inventories of products, work-in-process, finished goods, raw materials, supplies, parts, labels and packaging (collectively, "Inventories");

          (c) Accounts Receivable.  All of Seller's accounts and notes
              -------------------
receivable for the sale of products by the Business, any payments received by Seller with respect thereto after the Closing Date, unpaid interest accrued on any accounts receivable and any security or collateral relating thereto (collectively, "Accounts Receivable");

          (d) Notes Receivables and Advances.  All corporate advances and loans
              ------------------------------
to officers or affiliates of the Seller or to third parties and other notes receivable;

          (e) Tangible Personal Property.  All of the machinery, equipment,
              --------------------------
furniture, tools, dies, molds, tooling, fixtures, spare parts, leasehold and other improvements and other tangible personal property which constitute part of the Business;

          (f) Real Estate. All land, buildings, structures and improvements
              ------------
which constitute part of the Business.

          (g) Books and Records.  All of Seller's business records which
              -----------------
constitute part of the Business, including, without limitation, all financial and accounting books and records, all customer lists, all personnel files, and all computer software related thereto;

          (h) Catalogs and Advertising Materials.  All of Seller's promotional
              ----------------------------------
and advertising materials which constitute part of the Business, including, without limitation, all catalogs, brochures, plans, customer and supplier lists, manuals, handbooks, products and parts lists, and dealer and distributor lists;

          (i) Intellectual Property Rights.  All of Seller's knowhow,
              ----------------------------
trademarks, service marks, trade names (including specifically, without limitation, the Ivy, Tygart and Picture Parts names),copyrights, patents, licenses, shop rights, developments, research data, designs,, technology, test procedures, processes, formulas, confidential information (and applications for any of the foregoing and rights therein) ; all other intellectual and intangible property rights, inventions (whether or not patentable),discoveries, business methods and trade secrets which constitute part of the Business; and all prints and drawings, models, or other graphic displays of any of the foregoing or of any tangible personal property sold hereunder;

          (j) Contracts.  All rights and benefits of Seller in, to or under all
              ---------
the licenses, contracts, agreements, commitments and undertakings, whether oral or written, which constitute part of the Business (collectively, the "Contracts") but unless Buyer affirmatively elects to assume them, no liabilities, undertakings or obligations thereunder;

          (k) Claims.  All rights to Seller's claims, assessments, judgments or
              ------
recoveries against third parties arising from the Business, whether or not yet liquidated in amount;

          (l) Permits and Approvals.  All licenses, permits, approvals,
              ---------------------
variances, waivers or consents which constitute part of the Business and any pending applications therefor (collectively, "Permits") issued by any Governmental Authority (as defined below), to the extent transferable to Buyer;

          (m) Leases.  All of Seller's right, title and interest (including
              ------
rights to security deposits, if any), as tenant or lessor, under the real or personal property leases identified on Schedule 1.1(m) (collectively, the "Leases") but unless Buyer affirmatively elects to assume them, no liabilities, undertakings or obligations thereunder;

          (n) Insurance.  All policies of insurance owned or maintained by
              ---------
Seller which relate to the Business, and any and all prepaid premiums or proceeds thereof;

          (o) Tax Refunds.  Any and all right, title and interest Seller has in
              -----------
or to any and all refunds of, or credits for, any and all foreign, federal, state or local tax in any way arising out of or relating to the conduct of the Business prior to Closing to the extent paid by Seller;

                (p) Computer Hardware and Software.  The computer hardware and
                    ------------------------------
software (and any leases in respect thereof) identified on Schedule 1.2(e).

                (q) Prepaid Expenses.  All rights in connection with prepaid
                    ----------------
expenses; and

                (r) Goodwill. The assembled work force and goodwill of the
                    --------
Business as a going concern.

          1.2.  Retained Assets.  Notwithstanding any other provision of this
                ---------------
Agreement, there shall be excluded from the assets to be sold to Buyer those assets set forth below:

                (a) Employee Benefit Plans.  The sponsorship of, and any and all
                    ----------------------
assets associated with, any and all plans or arrangements sponsored by Seller for the benefit of its employees, including without limitation, any and all pension plans, compensation plans and welfare benefit plans maintained by Seller unless Buyer has expressly in writing agreed to assume and continue any such plan.


                                   ARTICLE II
                                  LIABILITIES
                                  -----------

          2.1.  Assumed Liabilities.  On the terms and subject to the conditions
                -------------------
set forth in this Agreement, on the Closing Date, Buyer shall assume and pay, perform and discharge, when due, the following liabilities and obligations of Seller, and only those obligations (collectively referred to hereinafter as the "Assumed Liabilities"):

                (a) Trade Accounts Payable. Trade accounts payable not to exceed
                    ----------------------
an amount of $150,000 arising solely from the Business;

                (b) Accruals. Accrued salaries, commissions, payroll taxes,
                    --------
payroll withholdings, sales taxes payable and customer deposits arising solely from the Business, but in no event to exceed in the aggregate $150,000 and only to the extent such accruals have been recorded in the historical accounting records pertaining to the Business in accordance with generally accepted accounting principles applied on a consistent and historical basis; and

                (c) Management Fees. Accrued management fees payable to Buyer or
                    ---------------
its designee incurred since October 1, 1996, but not to exceed in the aggregate $125,000.

          2.2.  Retained Liabilities.  Except as specifically provided in
                --------------------
Section 2.1, Seller shall retain, and Buyer shall not assume, or be responsible or liable with respect to, any liabilities or obligations of Seller, whether or not relating to the Business, whether fixed, contingent or otherwise, and whether known or unknown (collectively referred to hereinafter as the "Retained Liabilities"). The Retained Liabilities shall also specifically include, solely for purposes of further specificity and not in limitation thereof, the following:

          (a) any claim relating to products warranty or liability with respect to any product of the Business manufactured, or any service performed by Seller, before the Closing Date;

          (b) (i) any liability arising from Seller's actions or conduct prior to the Closing Date relating to the terms and conditions of employment of any employee, and (ii) any violations of federal, state or local laws or regulations relating to employment or labor relations;

          (c) any income, franchise or similar tax due with respect to the Seller;

          (d) any liabilities or claims with respect to the Business related to injuries to, or the death of, persons, or damage to or destruction of property occurring before the Closing Date;

          (e) (i) claims, suits or proceedings arising prior to the Closing Date under the Occupational Safety and Health Act of 1970 or any similar state or local laws, or amendments thereto, and any regulations promulgated thereunder (collectively, "OSHA laws and regulations"), and (ii) any conditions existing prior to the Closing Date which result in any material claims, suits or proceedings under OSHA laws and regulations;

          (f) medical, dental, disability income, life insurance, accidental death benefits and similar coverages for claims incurred prior to the Closing Date, which liabilities arise by virtue of any employment relationship with Seller prior to the Closing Date;

          (g) claims for commissions or incentive bonuses to the extent asserted to have been earned or accrued prior to the Closing Date, which liabilities arise by virtue of any employment or consulting relationship with Seller prior to the Closing Date;

          (h) Seller's performance under or compliance with any permits relating to the Business to which Seller was a party prior to the Closing Date;

          (i) Any liability or obligation arising from Seller's breach of, or default under, the Contracts occurring prior to the Closing Date; and

          (j) all liabilities, obligations, covenants and performance under contracts and leases, whether or not included as Acquired Assets, unless Buyer has specifically agreed in writing to assume such obligations.

     2.3.  Prorations.  Unless needed for the Business, or specifically
           ----------
assumed under Section 2.1(b), utility charges, taxes, and similar proratable items which are attributable to the Acquired Assets, shall be apportioned between Buyer and Seller. Any item which relates to the period prior to the Closing Date shall be apportioned to Seller, and any such item which relates to the period on or after the Closing Date shall be apportioned to Buyer. The parties shall make every effort to cooperate fully to avoid, to the extent legally possible, the payment of duplicate charges or taxes.


                                 ARTICLE III
                   PURCHASE PRICE AND OTHER CLOSING PAYMENTS

     3.1.  Payment. At or before the Closing, Buyer shall deliver and/or
           -------
pay to Seller, or at its direction, directly to NationsBank, a total cash purchase price of Three Million Five Hundred Fifty Thousand Dollars ($3,550,000) (the "Purchase Price"). The Buyer has paid One Hundred Thousand Dollars ($100,000), of the Purchase Price on October 24, 1996 and the balance of the Purchase Price (the "Closing Payment") shall be paid at the Closing by wire transfer of immediately available same-day funds to NationsBank or to such bank account as Seller shall designate in writing prior to the Closing.

     3.2.  Allocation of Purchase Price.  The Purchase Price and the
           ----------------------------
Assumed Liabilities represent the amount agreed upon by the parties to be the value of the Acquired Assets, and such value shall be allocated among the Acquired Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986. Buyer shall, no later than sixty (60) days after the Closing, prepare and deliver to Seller a schedule (the "Allocation Schedule") showing such allocation of the Purchase Price and Assumed Liabilities, together with any appraisals of Assets prepared in connection therewith. The Allocation Schedule shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. Each of the parties shall report the purchase and sale of the Acquired Assets in accordance with the Allocation Schedule for all Federal, state and local tax purposes.

          3.3.  Adjustment of Purchase Price.  If NationsBank adjusts or claims
                ----------------------------
that the amount owed to it by Seller as a consequence of this Agreement or otherwise is more than Three Million Five Hundred Fifty Thousand Dollars ($3,550,000), or if NationsBank takes action reasonably believed to jeopardize the Business or if Seller seeks the protection of the Federal Bankruptcy Code under Chapter 11 thereof, the Buyer will have the option, solely in its judgment, whether or not to proceed with the transactions evidenced by this Agreement, but if it elects to proceed, the Buyer will have the right to change any terms of this Agreement it wishes as a condition of proceeding with such transaction, and in any event, the Purchase Price will immediately be reduced to Three Million Dollars ($3,000,000) and the Closing Payment to Two Million Nine Hundred Thousand Dollars ($2,900,000).

                                  ARTICLE IV
                                    CLOSING
                                    -------

          4.1.  General.  As used in this Agreement, the "Closing" shall mean
                -------
the time at which Seller consummates the sale, assignment, transfer and delivery of the Acquired Assets to Buyer as provided herein against payment by Buyer of the Closing Payment and the assumption by Buyer of the Assumed Liabilities. The Closing shall occur on or about December 10, 1996, at the offices of Buyer in West Conshohocken, Pennsylvania or at such other time and place as may be agreed by the parties hereto (the "Closing Date"). The Closing shall be effective at 11:59 P.M. (Eastern Time) on the Closing Date.

          4.2.  Deliveries by Seller. At the Closing, Seller shall deliver to
                --------------------
Buyer:

                (a) Certified copies of the resolutions of the Directors and Stockholders of Seller authorizing and approving this Agreement and all other transactions and agreements contemplated hereby;

                (b)  A bill of sale, in the form attached hereto as Exhibit
4.2(b);

                (c) An opinion, dated as of the Closing Date, of O'Keeffe & Spies, of Lynchburg, Virginia, counsel to Seller in substantially the form attached as Exhibit 4.2(c),

                (d)  All consents identified on Schedule 4.2(d);

                (e) The certificates described in Sections 5.1(a) and 5.1(b) hereof;

                (f) Good standing certificates of the Seller from the Secretary of the State of its state of organization and of each jurisdiction in which it is presently qualified to do business;

                (g) Possession of the Acquired Assets;

                (h) Updates to all of the Schedules attached hereto to a date as late as practicable;

                (i) A Certification of the three Trustees of the Employees Savings and Stock Ownership Plan (ESSOP) in the form of Exhibit 4.2(i) attached hereto and made a part hereof; and

                (j) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as are required to vest in Buyer all of Seller's right, title and interest in and to all of the Acquired Assets and necessary for Buyer to assume the Assumed Liabilities.

        4.3.    Documents Delivered by Buyer. At the Closing, Buyer shall
                ----------------------------
deliver to Seller:

                (a) Evidence of the payment of the Closing Payment in the manner and the amount set forth in Section 3.1;

                (b) Certified copies of the resolutions of the Directors of Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby;

                (c) An opinion, dated as of the Closing Date, of Clark, Ladner, Fortenbaugh & Young, of Philadelphia, Pennsylvania, counsel to Buyer in substantially the form attached as Exhibit 4.3(c);

                (d) The certificates described in Sections 5.2(a) and 5.2(b) hereof; and

                (e) An assumption agreement substantially in the form attached as Exhibit 4.3(e).


                                   ARTICLE V
                             CONDITIONS TO CLOSING
                             ---------------------

          5.1.  Conditions to Buyer's Obligations.  The obligations of Buyer to
                ---------------------------------
consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

          (a)  Representations and Warranties. Each of the representations
               ------------------------------
and warranties of Seller made in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made at such time, and there shall have been delivered to Buyer a certificate of Seller to that effect, dated the Closing Date, signed by authorized officers of Seller.

          (b)  Covenants.  Seller shall have performed and complied with all
               ---------
covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and there shall have been delivered to Buyer a certificate of Seller to that effect, dated the Closing Date, signed by an authorized officer of Seller.

          (c)  Material Adverse Change.   Since the date hereof, there shall
               -----------------------
have been no material adverse change, or discovery of a condition or occurrence of any event which likely will result in any such change, in the condition (financial or otherwise), results of operations, properties, assets or liabilities of the Business.

          (d) Legal Proceedings and No Injunction.  Seller shall have delivered
              -----------------------------------
to Buyer all documents and other papers related to actions and legal proceedings that are required to be delivered hereunder, and no judgment, order or decree shall have been rendered by any Governmental Authority which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

          (e) Certification of ESSOP Trustees.  Seller shall have delivered the
              -------------------------------
Certification of the ESSOP Trustees in the form of Exhibit 4.2(i).

          (f) Financing Availability.  The Buyer shall have satisfied all
              ----------------------
requirements for obtaining financing from its lenders in order to consummate the transactions contemplated hereby and such lenders shall have advanced the necessary financing to the Buyer.

          (g) Good Title.  Good Title to all of the Acquired Assets owned by
              ----------
Seller shall have been provided, free and clear of any security interests, liens and encumbrances, other than Permitted Liens.

          (h) Certificates; Documents.  Seller shall have delivered the
              -----------------------
agreements, certificates, and other documents required by Section 4.2 and all releases of security interests, liens and encumbrances of the Acquired Assets.

      5.2.    Conditions to Seller's Obligations.  The obligations of Seller
              ----------------------------------
to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in their sole discretion:

                (a)   Representations and Warranties. Each of the
                      ------------------------------
representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time, and there shall have been delivered to Seller a certificate of Buyer to that effect, dated the Closing Date, signed by an authorized officer of Buyer.

                (b)   Covenants. Buyer shall have performed and complied with
                      ---------
all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date, and there shall have been delivered to Seller a certificate of Buyer to that effect, dated the Closing Date, signed by an authorized officer of Buyer.

                (c)   No Injunction. No judgment, order or decree shall have
                      -------------
been rendered by any Governmental Authority which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.


                                 ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

        6.1.    Representations and Warranties of Seller. Seller represents and
                ----------------------------------------
warrants to Buyer that:

                (a)     Organization, Power and Authority. Seller is a
                        ---------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and has full corporate power and authority, to own the Acquired Assets, to carry on the Business as now being conducted, and to make and perform this Agreement, and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed or to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed by Seller. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the Directors and Stockholders of Seller, and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms. All other necessary corporate actions have been taken to fully vest all participants in the Seller's Employee Savings and Stock Ownership Plan (ESSOP), to terminate such plan and to distribute all account balances to all participants thereof in cash, and as a consequence thereof no consents, approvals or voting by such participants or by the Trustees of the ESSOP is necessary for the approval of this

Agreement or to render it the valid and binding obligation of Seller, enforceable in accordance with its terms. No other shareholders of Seller or holders of any options, warrants, stock equivalent rights, phantom stock units or put options have any rights under prevailing law which would adversely affect the transactions contemplated by this Agreement, nor has any shareholder of Seller perfected any statutory dissenters or appraisal rights with respect to the Stockholder approval of this Agreement.

          (b) Conflicts: Defaults.  Except as set forth on Schedule 6.1(b),
              -------------------
neither the execution and delivery of this Agreement and the other agreements and instruments executed in connection herewith by Seller, nor the performance by Seller of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a material default under, any of the terms of Seller's Certificates or Articles of Incorporation or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets, or by which the Seller or Acquired Assets is bound. Except as set forth in Schedule 6.1(b), Seller is not, as of the date of this Agreement, in material violation of or in default under any provision of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets, or by which the Acquired Assets are bound, including, without limitation, the Contracts and the Leases, and, to the best of Seller's knowledge, there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

          (c) Consents.  To the best knowledge of Seller, Schedule 6.1(c) lists
              --------
all consents, approvals, authority and other requirements prescribed by any law, rule or regulation, or any contract, agreement, commitment or undertaking, which must be obtained or satisfied by Seller for the consummation of the transactions contemplated by this Agreement (the "Consents").

          (d) Assets of Seller, Good Title.  Except as set forth on Schedule
              ----------------------------
6.1(d), Seller has good and marketable title to, and the right to use and transfer to Buyer, each of the Acquired Assets which it owns. The Acquired Assets are free and clear of all Liens except as set forth on Schedule 6.1(d) and Permitted Liens.

          (e) Real Property.  Schedule 6.1(e) sets forth a true, correct and
              -------------
complete list of all real property owned or leased by Seller in connection with the operation of the Business. The real estate leases for each leased property identified on Schedule 6.1(e) are, unless otherwise described on Schedule 6.1(e), in full force and effect, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the enforcement of creditors' rights generally. Neither the Seller nor any other party to any such real estate lease has materially breached or improperly terminated such lease, or is in default under any such lease, and to Seller's knowledge there exists no condition or event which after notice or lapse of time or both, would constitute any such breach, termination or default. To Seller's knowledge, there are no actions, suits, proceedings or investigations pending or threatened to take or condemn all or any portion of the owned or leased real properties pursuant to a power of eminent domain or similar authority, and except as disclosed on Schedule 6.1(e) hereof, no laws, statues, or ordinances or building or use restrictions or zoning laws prohibit the uses presently being made of the owned or leased real properties except where such non-compliance would not materially impair or interfere with the use of such properties. Seller has received no written notice that any assessment for public improvements, such as sewer and water lines and mains, streets, sidewalks and curbs, has been made against any of the owned or leased real properties which remains unpaid or that any public improvement with respect to such properties has been ordered to be made which has not been heretofore completed, and the cost therefor assessed and paid.

          (f) Contracts.  Schedule 6.1(f) sets forth a complete list of (i) each
              ---------
license, contract, agreement, commitment or undertaking (whether oral or written) relating to the Business which involves an amount in excess of $50,000 or extends for a period of twelve months or more, (ii) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness relating to the Business, (iii) each contract or agreement between Seller and an employee engaged in the Business, and (iv) each distributor agreement, sales representative agreement or other agreement pursuant to which Seller sells or distributes products in respect of the Business. All such Contracts are, unless otherwise described on Schedule 6.1(f), in full force and effect, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the enforcement of creditors rights generally. The Seller is not aware of any breach or improper termination of any such Contract, nor is in default under any Contract by which it is bound, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, termination or default.

          (g) Financial Statements.  Attached as Schedule 6.1(g) are the audited
              --------------------
financial statements (collectively, the "Financial Statements") of Seller for the year ended December 31, 1995.

              (i) Except as set forth on Schedule 6.1(g), the Financial
                                         ---------------
Statements were prepared from the books and records kept by Seller and fairly present the financial position of the Seller as of the dates of such statements, the results of the operations of Seller for the periods ended as of such dates, and the results and financial position of the Business, all in accordance with GAAP consistently applied.

             (ii) Seller is not aware of any liabilities relating to or affecting the Business or any of the Acquired Assets not reflected on the balance sheets furnished under (i) above, other than liabilities incurred in the ordinary course of the Business consistent with past practice or in accord with the provisions of this Agreement or which in the aggregate are not material to the Business.

            (iii) The inventories shown on the balance sheet furnished under (i) above, and those acquired by the Business since the dates thereof, to the extent not yet sold, consist of items of a quality and quantity usable and salable in the ordinary course of business, except for those inventories which have been written down to net realizable market value.

          (h) Litigation.  Except as set forth in Schedule 6.1(h), and to
              ----------
Seller's best knowledge, there exists no litigation, action, suit, or proceeding pending or any litigation, action, suit, investigation, claim or proceeding threatened, nor any circumstances likely to give rise to any litigation, action, suit, investigation, claim or proceeding, against or affecting the Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Authority.

          (i) Regulatory Compliance.  The Business is conducted, and the
              ---------------------
Acquired Assets are maintained, in substantial compliance with all applicable laws, regulations and other requirements of any Governmental Authority.

          (j)  Intellectual Property.  Schedule 6.1(j) sets forth a complete
               ---------------------
list of all patents, trademarks, service marks, trade names and copyrights (and all applications f or the foregoing) which are used in the conduct of, or which relate to, the Business. Seller solely owns or has the exclusive right to use all patents, trademarks, service marks, trade names and copyrights used in the conduct of the Business.

          (k) Permits. Schedule 6.1(k) contains a complete list of all the
              -------
permits issued to Seller which are currently used by Seller in the operation of the Business (the "Licenses"). Such permits are all the permits necessary or required for the operation of the Business as it is currently being operated.

          (l) Collective Bargaining Agreements.  Except as set forth in Schedule
              --------------------------------
6.1(1), Seller is not a party to any collective bargaining or union contract in respect of the Business, nor is Seller under any current obligation to bargain with any bargaining agent on behalf of any of the employees working in or for the Business, nor has there been any attempt to organize such employees.

          (m) Employee Plans.  Schedule 6.1(m) lists all employee pension
              --------------
benefit or welfare plans, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), Seller either maintains or contributes to the benefit of Seller's employees engaged in the Business.

          (n) Customers and Suppliers.  Schedule 6.1(n) contains a list of the
              -----------------------
20 largest customers and suppliers of the Business.

          (o) Taxes.  Seller has prepared in good faith and filed or caused to
              -----
be filed all tax returns and reports relating to the Business and required to be filed by it with any Governmental Authority prior to the date of this Agreement. All taxes owed to any Governmental Authority by Seller for a period covered by such returns and reports, and all claims, demands, assessments, judgments, costs and expenses therewith, have been paid in full.

          (p) Brokers, Finders and Agents.  Except as set forth in Schedule
              ---------------------------                          --------
6.1(p), Seller is not directly or indirectly obligated to anyone acting as a
------
broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

          (q) Environmental Matters.  Except as set forth on Schedule 6.2(g),
              ---------------------                          ---------------
and to the best knowledge of Seller, with respect all the real properties owned by it in West Virginia, and with respect to its relationship to the operation of the Business:

              (a) Seller has obtained all permits, licenses and other authorizations which are currently required under any applicable Environmental Laws;

              (b) Seller is currently operating the Business and is otherwise in material compliance with all terms, conditions and provisions of all of the permits, licenses and other authorizations set forth above, and all applicable Environmental Laws;

              (c) There are no pending or threatened Environmental Claims against the Seller with respect to the ownership of that Real Property or the operation of the Business, nor are there any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim;

              (d) No Releases of Hazardous Materials or other emissions or discharges into the environment of any hazardous substance, except as permitted by law, have occurred, or are currently occurring, in, to, on, or under that real property or in connection with the conduct of the Business, and no Hazardous Materials are present in, on, about or migrating to or from that Real Property that could give rise to an Environmental Claim, except as permitted by law;

               (e) Except for finished goods and raw materials handled in the ordinary course of business (except for disposal), neither the Seller nor any person previously owned directly or indirectly by the Seller has transported or arranged for the treatment, storage, waste handling, disposal, or transportation for treatment, storage, waste handling or disposal of any Hazardous Material generated by the Business or relating to that real property to any location other than an Environmental Clean-Up site;

               (f) There are no (A) underground storage tanks (active or
                   abandoned), (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material at or on that Real Property;

               (g) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Seller with respect to the operation of the Business or to that Real Property has been delivered to Buyer; and

               (h) Seller has received no written notices of any violation of any Environmental Law.

          (r) Disclosure.  No representation or warranty contained in this
              ----------
Agreement, and no statement contained in any Schedule hereto or in the certificates furnished to Buyer hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

        6.2.  Representations and Warranties of Buyer.  Buyer represents and
              ---------------------------------------
warrants to Seller that:

              (a) Organization, Power and Authority.  Buyer is  a corporation
                  ---------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement, subject only to approval of its Board of Directors. This Agreement and all other agreements and instruments executed or to be executed by Buyer in connection herewith have been (or on the Closing Date will have been) duly executed by Buyer. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement are expected to be duly approved by the Directors of Buyer, and following such approval will constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

              (b) Conflicts: Defaults.  Subject to the consents required as
                  -------------------
listed on Schedule 6.2(b) hereof, neither the execution and delivery of this Agreement and the other agreements and instruments executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under, any of the terms of Buyer's Certificate of Incorporation or By-Laws, or any provisions of, or result in the acceleration of any obligation under, any contract or agreement to which Buyer is a party or by which its assets are bound.

              (c) Brokers, Finders and Agents.  Except as set forth in
                  ---------------------------
Schedule 6.2(c), Buyer is not directly or indirectly obligated to anyone as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

              (d) Litigation.  There exists no litigation, action, suit or
                  ----------
proceeding pending, or to the best of Buyer's knowledge, any litigation, action, suit, investigation, claim or proceeding threatened, which would affect the transactions contemplated by this Agreement, at law or in equity, before any Governmental Authority.

              (e) Regulatory Compliance.  No authorization or approval of any
                  ---------------------
governmental unit or regulatory agency is required to approve the transactions contemplated by this Agreement.


                                 ARTICLE VII
                              COVENANTS OF SELLER
                              -------------------

            7.1.  Maintenance of Business.  Subject to the delegation to Buyer
                  -----------------------
by Seller of operating management of the Business as evidenced by Exhibit 7.1 attached hereto and made a part hereof, and except as required by this Agreement, for the period from the date hereof through the Closing Date, Seller shall carry on the Business in the ordinary course substantially in the manner heretofore conducted and use its reasonable efforts to maintain or improve its existing relationships with employees, suppliers, customers and others having business relations with it in connection with the Business, and without limiting the generality of the foregoing, Seller will also:

                  (a) Use its reasonable efforts to (i) preserve intact the present business organization and reputation of the Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Business, (iii) maintain the Acquired Assets in their current condition, ordinary wear and tear excepted, and (iv) continue all current sales, marketing and promotional activities relating to the Business;

                  (b) Cause the books and records of the Business to be maintained in the usual, regular and ordinary manner;

                  (c) Comply in all material respects with all laws and orders applicable to the Business, and promptly following receipt thereof give Buyer copies of any notice received from any governmental or regulatory authority or any other person alleging any violation of any such law or order;

                  (d) Administer each employee benefit plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), ERISA and all other applicable laws;

                  (e) Promptly notify Buyer in writing of each receipt by the Seller (and furnish copies to Buyer) of any notice of investigation or administrative proceeding by the Internal Revenue Service, the Department of Labor, the PBGC or any other person involving any employment benefit plan;

                  (f) Not amend its Certificate or Articles of Incorporation or Bylaws or take any action with respect to any such Amendment or any reorganization, liquidation or dissolution of the Seller;

                  (g) Not take any of the following actions: (i) sell, transfer or otherwise dispose of any properties or assets used in connection with the Business (including the Acquired Assets) outside the ordinary and normal course of business for less than fair market value, (ii) mortgage, pledge or subject to any Lien, any of the Acquired Assets, (iii) acquire any property or assets used in connection with the Business (including the Acquired Assets) outside the ordinary and normal course of business for more than fair market value, or acquire the stock, assets or properties of any other person, (iv) sustain any material damage, loss or destruction of or to the Acquired Assets (whether or not covered by insurance), (v) enter into any transaction or otherwise conduct the Business other than in the ordinary and normal course of business, (vi) except for actions in the ordinary and normal course of business, grant any salary increase or bonus or permit any advance to any employee, or enter into any new, or, alter or amend any existing employee plan or any employment or consulting agreement, (vii) make any borrowing, whether or not in the ordinary and normal course of business, issue any checks, commercial paper or refinance any existing borrowings in connection with the Business, (viii) in connection with the Business, pay any obligation or liability (fixed or contingent), other than in the ordinary and normal course of business, repay any indebtedness in absence of a scheduled repayment date, discharge or satisfy any Lien, or settle any claim, liability or suit pending or threatened against the Business or any of the Acquired Assets, (ix) enter into any license or lease in connection with the Business, (x) make any loan or gift in connection with the Business, (xi) modify, amend, cancel or terminate any contracts or commitments under circumstances which would materially and adversely affect the condition (financial or otherwise), results of operations, business, properties, assets, liabilities or prospects of the Business, (xii) declare or pay, or become obligated to declare or pay, any dividend or other distribution, redemption or other purchase of stock, (xiii) make or incur any obligations for capital expenditures or commitments in an aggregate amount in excess of $20,000, (xiv) commence, terminate or change any line of business, or (xv) agree to, or obligate itself to, do anything identified in (i) through (xiv) above.

                  (h) Not violate, breach or default under, in any material respect, or take or fail to take any action that, with or without notice or lapse of time or both, would constitute a material violation or breach of, or default under, any term or provision of any license held or used in the Business or any Contract to which the Seller is a party or by which any of the Acquired Assets or the Business is bound;

                  (i) Not (i) take or agree or commit to take or omit or agree or commit to omit any action that would make any representation or warranty of Seller hereunder inaccurate in any material respect, or (ii) take any action or course of action inconsistent with compliance with the covenants and agreements of Seller herein; and

                  (j) Not enter into any agreement to do or engage in any of the foregoing.

If Buyer, as part of its ongoing management of the Business, authorizes any of the above actions, in writing, or takes such actions, such shall not be a breach of such covenant by Seller.

          7.2.    Maintenance of, and Access to, Records.  From the date of this
                  --------------------------------------
Agreement until the Closing Date for due diligence purposes, and for six (6) years following the Closing Date for reasons relating to the Business, Seller shall provide Buyer with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to all Seller's books and records which relate to the Business, including those which have not been transferred to Buyer. Seller shall preserve and maintain such records for at least six (6) years after the Closing Date. For purposes of such due diligence until the Closing Date, Seller will, and will instruct its agents and representatives, to provide Buyer and its officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Seller and the Acquired Assets and books and records pertaining thereto, and shall furnish Buyer and such Representatives with all such information and data (including without limitation copies of agreements, books and records, etc.) concerning the Business as Buyer or any of such other Representatives reasonably may request in connection with such investigation. Nothing contained in this Section 7.2 or other investigation by or disclosure to Buyer or Representatives shall affect the survival of or modify, limit or create any exception to the representations, warranties, covenants, agreements and indemnities of Seller hereunder, or of the conditions to the obligations of Buyer to close as set forth in this Agreement.

           7.3.  Covenant Not to Compete.
                 -----------------------

                 (a) Seller agrees that it shall not, directly or indirectly, alone or in association with any other person or entity, carry on, be engaged in or take part in, in any capacity whatsoever, or own or share in the earnings of, any person or entity that is actively engaged in a business of manufacturing, marketing or selling materials or products of the type presently manufactured and sold by the Business (a "Competitive Business"). The restrictions contained in this Section 7.3(a) shall be applicable for a period of five years in those geographic regions in which the Business and other similar businesses of Buyer or its corporate affiliates, if any, are currently engaged.

                 (b) Without limiting the generality of this Section 7.3, and although the restrictions contained in this Section 7.3 are considered by the parties hereto to be fair and reasonable in the circumstances, if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted or modified, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in this Section 7.3 shall apply, with such deletions, modifications or reductions in geographic or temporal scope or otherwise as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which the restrictions are adjudged to be void or unenforceable. It is agreed that any breach or threatened breach by Seller of any provision of this Section 7.3 cannot be remedied solely by monetary damages. Accordingly, in the event of a breach or threatened breach by Seller of any of the provisions of this Section 7.3, Buyer shall be entitled to injunctive relief restraining the Seller from participating in such breach or attempted breach without proof of actual damages. Nothing contained herein, however, shall be construed as prohibiting Buyer from pursuing any other remedies available at law or in equity for such breach or threatened breach, including, without limitation, the recovery of monetary damages.

           7.4.  Further Assurances.  From time to time after the Closing Date,
                 ------------------
upon request of Buyer and without further consideration, Seller shall execute, acknowledge and deliver all such other instruments of sale, assignment, conveyance and transfer and shall take all such other action required to transfer to and vest in Buyer, and to put Buyer in possession of, all of the Acquired Assets, in accordance with the terms of this Agreement.

           7.5.  Disposition of Retained Liabilities.  Seller agrees it will do
                 -----------------------------------
whatever reasonably possible to minimize the risk that the Buyer, the Acquired Assets or the Business will be exposed to any claim, suit, action or litigation from any existing or future creditors, employees or shareholders (including participants in the ESSOP) of Seller or by any parties to Contracts to which Seller is currently or in the future a party or arising from any claim related to employment or non-employment of any person by Seller, as they relate to liabilities not assumed by the Buyer hereunder.

           7.6.  No Solicitation.
                 ---------------

                 (a) From and after the date hereof until the Closing or earlier termination of this Agreement, the Seller shall not, and shall cause each of its officers, directors, employees, representatives, agents and affiliates, including, without limitation, any investment banker or advisor, attorney, accountant or broker retained by Seller, not to (i) disclose to any third party any of the terms of this Agreement or the fact that this Agreement exists or
(ii) directly or indirectly, invite, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), any inquiries with respect to or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or (iii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or (iv) agree to endorse any Acquisition Proposal. For purposes of this Section, the term "Acquisition Proposal" shall mean any of the following (other than the transactions with the Buyer contemplated by this Agreement): (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving the Seller; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Seller in a single transaction or series of transactions;
(iii) any offer or proposal for 5% or more of the outstanding shares of capital stock of the Seller or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Seller represents that it is not, nor are any of its stockholders, currently a party to or bound by any agreement with respect to an Acquisition Proposal. In the event that the Seller receives or becomes aware of any Acquisition Proposal, the Seller will promptly notify Buyer in writing of such communication, of the identity of the person or entity making such Acquisition Proposal and of the terms and conditions of such Acquisition Proposal.

                 (b) If the Seller, or any of the other persons listed in subsection (a) above breaches or violates any of its covenants in subsection (a) above, or if within nine (9) months following termination of this Agreement, the Seller or its stockholders shall have entered into an Acquisition Proposal, then the Seller shall immediately reimburse Buyer for all of Buyer's costs and expenses related to the transactions contemplated under this Agreement incurred through such date and in addition shall pay to Buyer a Termination Fee of $125,000.

       The Seller acknowledges that the agreements and covenants contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement.

           7.7.  Change of Corporate Names.  Promptly after sixty (60) days
                 -------------------------
following the Closing, Seller shall change its corporate name to a name which is different from and not confusingly similar to the Tygart Moulding, Ivy Industries and Picture Parts corporate or trade names, unless within such period of time Seller has commenced dissolution proceedings.


                                 ARTICLE VIII
                               COVENANTS OF BUYER
                               ------------------

           8.1.  Maintenance of, and Access to, Records.  From and after the
                 --------------------------------------
Closing, Buyer shall, whenever reasonably requested by Seller, permit Seller to have reasonable access to all business records turned over to and maintained by Buyer pursuant to this Agreement for the purpose of complying with the requirements of any Governmental Authority tax audit or other reasonable business purpose consistent with the terms of this Agreement. Buyer shall preserve and maintain such records for at least six years after the Closing Date.

           8.2.  Regulatory Authorizations.  Buyer agrees to use its best
                 -------------------------
efforts to obtain, and to cooperate with Seller in obtaining, all authorizations, consents, orders and approvals of Governmental Authorities that may be or become necessary in connection with the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authorities prohibiting the consummation of the transactions contemplated hereby.

           8.3.  Further Assurances.  From time to time after the Closing Date
                 ------------------
upon request of Seller and without further consideration, Buyer shall execute, acknowledge and deliver all such other instruments and shall take all such other action required effectively to consummate the transactions contemplated by this Agreement.

                                  ARTICLE IX
                         CERTAIN ADDITIONAL COVENANTS
                         ----------------------------

          9.1.  Press Releases.  To the extent required to be made pursuant to
                --------------
any applicable law, regulation or other requirement of any Governmental Authority in the reasonable opinion of its legal counsel, Buyer or its ultimate public parent company may make any public announcement or issue any press release regarding this Agreement or the consummation of the transactions contemplated hereby without the prior consent of Seller to such announcement or press release, but Seller will not make any such announcement without Buyer's prior written consent, and upon its initial announcement of the transactions contemplated hereunder will notify the Seller's employees in a manner mutually agreed between Seller and Buyer.

          9.2.  Bulk Transfer Laws.  Unless Buyer notifies Seller in writing, at
                ------------------
least twenty (20) days prior to Closing that it requires compliance (in which case it will cooperate fully with Seller with respect to notices and other statutory requirements), Buyer hereby waives compliance by Seller with the laws of each and every jurisdiction relating to bulk transfers which may be applicable to the transfer of the Acquired Assets to Buyer, and Seller hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all Liabilities (as hereinafter defined) resulting from noncompliance with such laws.


                                   ARTICLE X
                                INDEMNIFICATION
                                ---------------

          10.1.  Indemnification by Buyer.  From and after the Closing Date,
                 ------------------------
Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees) that may be incurred by Seller arising from: (a) the failure of Buyer to assume, pay, perform and discharge the Assumed Liabilities and (b) any breach of any representation, warranty, covenant, obligation or agreement of Buyer contained herein. The right of Seller to indemnification under Section 10.1 shall only apply to those claims for indemnification, notice of which is given to Buyer on or before the expiration of two (2) years from the Closing Date. Buyer shall not be required to indemnify, defend or hold Seller harmless from or against any Liabilities or Losses hereunder unless and until the amount of such Liabilities and Losses incurred by Seller in the aggregate exceeds $25,000, and Buyer shall then be obligated to indemnify only with respect to amounts which exceed $25,000. The maximum amount of indemnification by Buyer hereunder shall not exceed $200,000.

          10.2.  Indemnification by Seller.
                 -------------------------

                 (a)  General. From and after the Closing Date, Seller shall
                      -------
defend and hold Buyer, and its stockholders and directors, and each of them, harmless from and against any and all Liabilities that may be incurred by Buyer, and any and all Losses suffered, or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) the failure of Seller to assume, pay, perform and discharge the Retained Liabilities; (ii) any breach of any representation, warranty, covenant, obligation or agreement of Seller contained herein, except as otherwise provided in Section 10.3; (iii) any and all Liabilities, whenever asserted, of the Seller or relating to the conduct of the Business which have not been specifically assumed by Buyer and any other Liabilities or Losses, whenever asserted, resulting from, arising out of or relating to events occurring or facts existing on or prior to the Closing Date; and (iv) events occurring or facts existing prior to the Closing Date which Liabilities or Losses are or would be, but for retentions, deductibles, the non-payment of premiums or other defenses by carriers relating to alleged acts or omissions of the insureds, covered by insurance policies of Seller and for all amounts payable under such policies and any similar prior policies relating to periods ending on or prior to the Closing Date.

                 (b)  De Minimis Amount. Seller shall not be required to
                      -----------------
indemnify, defend or hold Buyer harmless from or against any Liability for the breach of any representation, warranty, covenant obligation or agreement contained in this Agreement unless and until the amount of such Liabilities incurred by Buyer in the aggregate exceeds $25,000, and Seller shall then be obligated to indemnify only with respect to amounts which exceeds $25,000.

                 (c)  Time Limitations. The right of Buyer to indemnification
                      ----------------
under Section 10.2 shall only apply to those claims for indemnification, notice of which is given to Seller on or before the expiration of the following periods:


Agreement Section                 Notice Expiration Date
-----------------                 ----------------------
Section 7.4                       Five years from the Closing
                                  Date

Sections 6.1(a), (d), (h), (o)    The applicable statute of
and (q) and 9.3                   limitations

All other sections of this        Two years from the Closing
Agreement


                 (d)  Maximum Amount. The maximum amount of indemnification by
                      --------------
Seller for Liabilities shall not exceed, in the aggregate, the Purchase Price and the amount of the Assumed Liabilities.

           10.3. Notice of Claim and Right to Participate In and Defend Third
                 ------------------------------------------------------------
Party Claim.
-----------

                 (a) In the event that any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall promptly provide the indemnifying party with notice of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this Article X, unless such failure adversely prejudices the ability of the indemnifying party to defend such Third Party Claim. The indemnified party shall provide to the indemnifying party as promptly as practicable all information and documentation reasonably necessary to support and verify the claim asserted. The indemnifying party shall have the right to direct, through counsel of its own choosing, the defense or settlement of the Third Party claim at its own expense. If the indemnifying party elects to assume the defense of any Third Party Claim, the indemnified party may participate in such defense, but in such case the expenses of the indemnified party shall be paid by the indemnified party. If the indemnifying party shall fail to defend, or if after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the indemnified party shall have the right to undertake the defense or settlement thereof, at the indemnifying party's expense. The indemnifying party shall not be liable for any settlement of a Third Party Claim without its prior written consent, which consent shall not be unreasonably withheld. Whether or not the indemnifying party chooses to assume the defense of a Third Party Claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The indemnifying party shall be subrogated to all rights and remedies of the indemnified party to the extent of any indemnification provided hereunder.

                 (b) Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 90 days after its receipt, it shall have no further right to contest the validity of such claim.


                                  ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

           11.1.  Certain Definitions.
                  -------------------

                  (a)  "Affiliate" shall mean any person,  firm or corporation
                        ---------
which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

                  (b)  "Environment" means all air, surface water, groundwater,
                        -----------
or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                  (c)  "Environmental Claim" means any and all administrative or
                        -------------------
judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental Authority or regulatory agency, private person and citizens, group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

                  (d)  "Environmental Clean-Up Site" means any location which is
                        ---------------------------
listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or, to the best of Seller's knowledge, at which there has been a Release, threatened or suspected Release of a Hazardous Material.

                  (e)  "Environmental Law" means any and all federal, state,
                        -----------------
local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority or regulatory agency, relating to the protection of health and the Environment, worker health and safety, and governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, as in effect at the Closing Date, including but not limited to: the Clean Air Act, 42 U.S.C. (S)7401 et seq.; the Comprehensive Environmental
                                 -- ---
Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601 et seq.; the
                                                                    -- ---
Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq.; the Hazardous
                                                       -- ---
Material Transportation Act, 49 U.S.C. (S)1801 et seq.; the Federal Insecticide,
                                               -- ---
Fungicide and Rodenticide Act, 7 U.S.C. (S)136 et seq.; the Resource
                                               -- ---
Conservation and Recovery Acts of 1976 ("RCRA")1 42 U.S.C. (S)6901 et seq.; the
                                                                   -- ---
Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Occupational Safety &
                                             -- ---
Health Act of 1970, 29 U.S.C. (S)651 et seq.; the Oil Pollution Act of 1990, 33
                                     -- ---
U.S.C. 2701 et seq.; and the state law analogues thereto, all as in effect at
            -- ---
the Closing Date; and any common law doctrine relating to the protection of health and the Environment, worker health and safety, and governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, as in effect at the Closing Date, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

                  (f)  "Environmental Permit" means any federal, state, local,
                        --------------------
provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Authority or regulatory agency under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority or regulatory agency under any applicable Environmental Law.

                  (g)  "ESSOP" means the Seller's Employee Savings and Stock
                        -----
Ownership Plan first effective on December 31, 1992.

                  (h)  "GAAP" means generally accepted accounting principles as
                        ----
applied in the United States.

                  (i)  "Governmental Authority" means any foreign, federal,
                        ----------------------
state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality.

                  (j)  "Hazardous Material" means petroleum, petroleum
                        ------------------
hydrocarbons, storage tanks, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, ionizing and nonionizing radiation including radon and electromagnetic frequency radiation; and any other chemicals, materials, substances or wastes in any amount of concentration which are now defined as, or included in the definition of, "hazardous substances,"
                                                       ----------------------
"hazardous materials," "hazardous wastes," "extremely hazardous wastes,"
------------------------------------------------------------------------
"restricted hazardous wastes," "toxic substances," "toxic pollutants,"
----------------------------------------------------------------------
"pollutants," "regulated substances," "solid wastes," or "contaminants" or words
------------------------------------------------------------------------
of similar import, under any Environmental Law.

                  (k)  "Indebtedness" of any person means all obligations of
                        ------------
such person (A) for borrowed money, (B) evidenced by notes, bonds, debentures, or similar instruments, (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (D) under capital leases and (E) in the nature of guarantees of the obligations described in clauses (A) through (D) above of any other person.

                  (l)  "Investment Assets" means all debentures, notes and other
                        -----------------
evidences of Indebtedness, stocks, securities, (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Seller.

                  (m)  "Knowledge," "To the best of the knowledge of" and
                        ---------
similar phrases means actual knowledge of the operating managers or supervisors of the Business and officers of Seller or Buyer, as the case may be.

                  (n)  "Laws" means all laws, statutes, rules, regulations,
                        ----
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority or regulatory agency.

                  (o)  "Liabilities" means all Indebtedness, obligations and
                        -----------
other liabilities of a person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or become due).

                  (p)  "Loss" means any and all damages, fines, fees, penalties,
                        ----
deficiencies, losses and expenses, including without limitation, fees and expenses of banks and other lenders, interest, reasonable expenses of investigation, negotiation and documentation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include, without limitation, all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with (A) the investigation or defense of any third party claim or
(B) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

                  (q)  "Permitted Liens" means any lien for taxes not yet due or
                       ---------------
delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; and any minor imperfection of title or a similar lien which individually or in the aggregate with other such liens does not impair the value or marketability of the property subject to such lien or interfere with the use of such property in the conduct of the Business and which do not secure obligations for money borrowed.

                  (r)  "Release" means any spilling, leaking, pumping, pouring,
                        -------
emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

           11.2.  Termination.  This Agreement may be terminated and the
                  -----------
transactions contemplated hereby abandoned at any time on or prior to the Closing Date as follows:

                  (a)  Mutual Consent. Buyer and Seller may mutually consent to
                       --------------
the termination of this Agreement.

                  (b) Failure of Conditions. Buyer may terminate this Agreement
                      ---------------------
if Seller shall breach or violate any of the provisions of this Agreement or if any of the conditions set forth in Section 5.1 shall not have been met, and Seller may terminate this Agreement if Buyer shall breach or violate any of the provisions of this Agreement or if any of the conditions set forth in Section
5.2 of this Agreement shall not have been met, in each case by December 31, 1996 unless resulting from delays relating to Section 5.1(d) or 5.2(c).

                  (c)  Effect of Termination. In the event of the termination of
                       ---------------------
this Agreement pursuant to subsection (a) or (b) of this Section 11.2, this Agreement shall thereafter become void and have no effect, without any liability on the part of any party hereto or their respective directors, officers or employees in respect thereof, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination.

           11.3.  Amendments. This Agreement may be amended only by a writing
                  ----------
executed by all of the parties hereto.

           11.4.  Entire Agreement.  This Agreement and the Schedules and
                  ----------------
Exhibits hereto and the other agreements expressly provided for herein set forth the entire understanding of the parties hereto and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, oral or written, between the parties.

           11.5.  Governing Law.  This Agreement shall in all respects be
                  -------------
governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

           11.6.  Notices.  Any notice, request or other communication required
                  -------
or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within 12 hours after being sent by telecopy provided confirmation of successful transmission has been received, or (d) within one business day of being sent by established overnight courier, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.

     To Seller:               Tygart Moulding Corporation
                              111 Monticello Avenue
                              P.O. Box 7747
                              Charlottesville, VA  22906
                              Attention:
                                        -----------------
                              Telecopy:
                                       ------------------

     With a copy to:          Richard Spies, Esquire
                              O'Keeffe & Spies
                              P.O. Box 1419
                              Lynchburg, VA 24505
                              Telecopy: (804) 845-4267

     To Buyer:                Ivy-Tygart Acquisition Corp.
                              100 Four Falls Corporate Center
                              Suite 305
                              West Conshohocken, PA  19428
                              Attention: President
                              Telecopy: (610) 828-6980

     With a copy to:          Peter 0. Clauss, Esquire
                              Clark, Ladner, Fortenbaugh & Young
                              One Commerce Square
                              2005 Market Street, 22nd Floor
                              Philadelphia, PA  19103
                              Telecopy:  (215) 241-1857

Any party by written notice to the other parties may change the address or the persons to whom notices or copies thereof shall be directed.

           11.7.  Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

           11.8.  Assignment.  This Agreement shall be binding upon and inure to
                  ----------
the benefit of the successors and assigns of each party hereto, but no rights, obligations or liabilities hereunder shall be assignable by either party hereto, except to a corporate affiliate (provided the assignor remains liable for its obligations hereunder) without the prior written consent of the other party hereto.

           11.9.  Waivers. No waiver of any provision of this Agreement shall be
                  -------
effective unless in writing and signed by the party entitled to enforce such provision. Any waiver by a party of any violation of, breach of or default under any provision of this Agreement or any other agreements provided for herein, by the other party hereto, shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for herein.

           11.10. Third Parties.  Nothing expressed or implied in this Agreement
                  -------------
is intended, or shall be construed, to confer upon or give any person or entity other than Buyer and Seller any rights or remedies under or by reason of this Agreement.

           11.11. Construction.  The parties hereto agree that this Agreement is
                  ------------
the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

          11.12.  Headings.  The headings in this Agreement are solely for
                  --------
convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                              TYGART-MOULDING CORPORATION,
                              SELLER


                              By:
                                 -------------------------



                              IVY-TYGART ACQUISITION CORP.,
                              BUYER


                              By:
                                 -------------------------

                                    JOINDER
                                    -------


          I, William P. Gadd, II, am not a party to the attached Asset Purchase Agreement between Tygart Moulding Corporation and Ivy-Tygart Acquisition Corp. dated November 12, 1996, but hereby certify, for additional comfort to the Buyer, that I am not personally aware of any adverse environmental matters relating to the West Virginia properties of the Seller as set forth in more detail in Section 6.1(q) of the above Agreement.


                              -----------------------------
                              William P. Gadd, II

                              Dated: November 26, 1996